Exhibit 10.43

EXECUTION COPY

THE AMENDED AND RESTATED SEALY CORPORATION BONUS PLAN

Sealy Corporation (the “Company”) hereby adopts the Amended and Restated Sealy Corporation Bonus Plan (the “Plan”) for the benefit of certain employees and subject to the terms and provisions set forth below.

1.                                       Purpose.  The Sealy Corporation Bonus Plan is intended to attract and retain employees in key positions of Sealy Corporation and selected subsidiaries (the “Company”), to motivate participants toward achieving the Company’s objectives and to reward participants for their contributions to the success of the Company.

2.                                       Administration.  The Plan is administered by the Board of Directors of the Company.  The Board may delegate any of its rights and duties under the Plan to the Compensation Committee or an officer of the Company.  The Board establishes administrative rules, determines employee eligibility, and establishes the awards to be made under the Plan and their terms and conditions.  In addition, the Board has authority to adjust or modify the Plan or its operations to deal with unusual or unanticipated events in a fair and equitable manner. The Board shall construe and interpret the Plan and its determinations shall be final and binding upon all Plan participants.

3.                                       Participation.  Participants in the Plan are selected during each fiscal year by the Board from exempt salaried employees.  Participants are assigned to a bonus group at the sole discretion of the Board, with groupings generally as follows:

Group 8:	Selected Senior Company Executives

Group 7:	Senior Company Executives

Group 6:	Corporate and Regional Sales & Operations Vice Presidents

Group 5:	Other Senior Management

Group 4:	Plant Managers, Sales Managers

Group 3:	Other Middle Management

Group 2:	Senior Professionals and Plant Supervisors

Group 1:	Selected Exempt Employees

Non-exempt employees (eligible for overtime) and Sales Representatives shall not participate in the Bonus Plan.  Participation in the Plan in one year does not establish an employment relationship for a fixed duration and does not confer the right to continue in the employ of the Company or to participate in the Plan or any similar plan in any subsequent year.  Participants may be added or have their bonus group changed during a fiscal year on a pro-rated basis at the discretion of the Board.

4.                                       Amount of Award.  Bonus awards under the Plan are based on the degree to which the financial performance of the Company, its operating plants, regions and selected subsidiaries meet the goals established for each fiscal year.

Individual awards under the Plan are based on the performance of the business segment (i.e., Company, division, plant and/or region) to which such participant is assigned.  The percentage of salary used in the bonus award calculation for each Group increases from zero to a stated maximum as performance exceeds the minimum goal according to the following Schedule of Bonus Awards:

GROUP	MINIMUM	TARGET	MAXIMUM

8	(As determined by the Board for each participant)

7	0%	35%	70%

6	0%	30%	60%

5	0%	25%	50%

4	0%	20%	40%

3	0%	15%	30%

2	0%	10%	20%

1	0%	5%	10%

Subject to section 5 below, bonus awards will be calculated as a percentage of a participant’s weighted average annual rate of base salary in effect for the fiscal year for which a bonus is payable.

5.                                       Special Circumstances.  A participant’s bonus award will be prorated based upon the number of days of active employment during the fiscal year under any of the following circumstances occurring during the fiscal year:

a)                                      The participant is hired or rehired after the beginning of the fiscal year, and on or before October 31st of the fiscal year;

b)                                     The participant terminates employment by reason of:

(1)                                  Death,

(2)                                  Long-term disability, or

(3)                                  Retirement (after attainment of age 65 or attainment of age 62 with 10 or more years of service), or

c)                                      The participant experiences a period of unpaid leave of absence (whether by layoff, workers compensation leave or other leave of absence) for a continuous period of 30 days or more.

A participant who is hired, transferred or promoted during the fiscal year will receive a prorated bonus based upon the number of days worked in each position and at each location/segment and in each bonus group. Hires, transfers, or promotions, which occur after October 31st, shall not take effect for bonus purposes until the following fiscal year.

Furthermore, if a participant terminates employment by reason set forth in Section 5(b), and if such termination occurs in the calendar year in which the fiscal year begins, the proration shall be applied to the participant’s target percentage of his weighted average annual rate of base salary in effect for the fiscal year in which such termination occurs.

6.                                       Goals.  The performance goals for business segments will be based on corporate cash requirements, budgets, and expected results. One or more goals are defined annually for each business segment at the following achievement levels:

Maximum is the goal assigned to each segment that provides a bonus payout of two times the target payment amount.

Target is the goal assigned to each segment that provides a bonus payout at the target payment level.

Minimum is the goal assigned to each segment that must be achieved prior to any bonus payout for the segment.

Each year a communication will be issued to segment managers defining the corporate and segment goals and quantifying the achievement levels for each goal. Segment managers will receive a list of participants in their area and periodic updates on corporate and segment performance against goals.

Adjustments to goals may be provided for:

a)                                      Extraordinary Items as defined by APB 30, i.e. items which are “unusual in nature and infrequent in occurrence,”

b)                                     Any financial impact of new accounting pronouncements, and

c)                                      Any other items approved by the Board or the Compensation Committee.

7.                                       Eligibility and Method of Payment of Award.  In order to be eligible to receive a bonus payment for a given fiscal year, a participant must be hired on or before October 31st of the fiscal year and must remain employed by the Company through the last day of the fiscal year, unless employment is terminated by reason set forth in Section 5(b). All such bonus awards shall be paid in a single cash lump sum (less applicable withholding).  All such bonus awards shall be paid on February 25 following the end of the fiscal year to which they relate, unless employment is terminated during the calendar year in which such fiscal year begins by reason set forth in Section 5(b).  If termination is during the calendar year in which such fiscal year begins by reason set forth in Section 5(b), such bonus award shall be paid on February 25 following the end of such calendar year.

8.                                       Amendment and Termination.  The Plan was effective November 29, 1999 for fiscal years 2000 and beyond.  As amended and restated herein, the Plan is effective December 1, 2008 for fiscal year 2009 and beyond.  In addition, all bonus awards which relate to fiscal year 2008, unless employment terminated in calendar year 2007 by reason set forth in Section 5(b), shall be paid on February 25, 2009.  No bonus awards which relate to fiscal year 2008 are payable for employments which terminated before 2008.  The Board of Directors may amend, terminate or otherwise modify the Plan at any time.

                                                IN WITNESS HEREOF, SEALY CORPORATION, by its appropriate officers duly authorized, has executed this instrument this 18th day of December, 2008.

SEALY CORPORATION

By:	Kenneth L. Walker
	Senior Vice President, General Counsel	Title

By:	Lawrence J. Rogers
	President & CEO	Title